Exhibit 99.1

625 Liberty Avenue
Suite 1700
Pittsburgh, PA 15222
	Analysts:	Patrick Kane
412.553.7833
pkane@eqt.com

	Media:	Karla Olsen
412.553.5726
kolsen@eqt.com

Murry Gerber Resigns from EQT Corporation’s Board of Directors

PITTSBURGH, Jan. 10, 2012 – EQT Corporation (NYSE: EQT) today announced the resignation of Murry Gerber from its Board of Directors, effective January 5, 2012.

Gerber, who joined the Board of Directors of Halliburton Company effective January 2012, resigned from EQT after serving for nearly 14 years with the Company in various leadership capacities. Gerber joined EQT as president and chief executive officer in June 1998.  He was elected as chairman in May 2000, serving this role through April 2010, when he was elected executive chairman serving in that role through May 2011.  Gerber led the evolution of EQT from an under-earning local distribution company, to the leading exploration and production company in the Appalachian Basin.  Under his leadership, EQT invested over $7 billion in the region; shareholders realized a total return of more than 890%; 22 times the return an investor in the S&P 500 would have realized; or 41%, over the same period; and increased its employee count from approximately 1,600 employees to approximately 1,800 employees.

During his tenure with EQT, Gerber served on numerous non-profit boards, including Allegheny Conference on Community Development, Pennsylvania Business Council, Pittsburgh Symphony Orchestra, Carnegie Mellon University and at his alma mater, Augustana College.

“EQT thrived during Murry’s years of service.  His legacy demonstrates that a commitment to earning returns on our shareholders’ investments improves the wealth of the shareholders, our employees and the entire region,” said David Porges, chairman, president and chief executive officer of EQT.  “EQT is committed to this principle and will continue to profitably invest in the success of our region.”

“It has been an honor to serve this great company,” said Gerber.  “The company has tremendous prospects and will serve a key role in the country’s energy independence.  I wish the company’s employees and investors continued success.”

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com; Investor information is available on that site at http://ir.eqt.com.  EQT Corporation uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.